Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Mortgagebrokers.com Holdings, Inc.

We hereby consent to the use of our report dated March 17, 2008 except for notes 8, 18 and 19 b) which are dated April 14, 2008, relating to the consolidated financial statements of Mortgagebrokers.com Holdings, Inc. as of December 31, 2007, and for the year then ended, which appears in the Annual Report on Form 10-K of Mortgagebrokers.com Holdings, Inc. for the year ended December 31, 2007.

/s/ DNTW Chartered Accountants, LLP
Markham, Canada
April 15, 2009